Exhibit 99.1

For Immediate Release	Contact: John A. Stiles
John A. Stiles & Assoc. LLC
314-994-0560

AuthentiDate Holding Corp. Announces
Fourth Quarter and Year End Results

Schenectady, NY—September 8, 2004—AuthentiDate Holding Corp. (NASDAQ: ADAT) announced today that revenue for the quarter ended June 30, 2004 was $5,151,000 compared to $5,795,000 for the same quarter a year ago. Revenue for the fiscal year ending June 30, 2004 was $19,242,000 compared to $25,286,000 for fiscal year ended June 30, 2003.

Revenue for the quarter ended June 30, 2004 for the AuthentiDate segment, which consists of AuthentiDate, AuthentiDate International, AG, and Trac Medical Solutions, increased by approximately $104,000 compared to the same quarter last year. The DocStar segment recorded a revenue increase for the quarter of almost $36,000 while the DJS segment reported a decline in revenue of close to $784,000 when compared to the same quarter last year.

Much of the decline in revenue for the year was in the DJS segment. DJS experienced a decline of $5.5 million in revenue primarily due to a decrease in low margin direct hardware sales in 2004 compared to last year. DocStar also experienced a slight revenue decline for the year of slightly more than $500,000. Much of the DocStar revenue decline was due to a reduction of lower margin hardware sales offset by an increase of higher margin software only sales. The AuthentiDate segment, experienced an increase of approximately $4,000 for the year.

Deferred revenue, mainly due to increases in the AuthentiDate segment, increased from June 30, 2003 to June 30, 2004 by $1.1 million.

The net loss for the quarter ended June 30, 2004 was $3,580,000 or $0.11 per share compared to a net loss of $2,881,000 or $0.14 per share for the same quarter a year ago. The Company reported a net loss of $15,669,000 or $0.59 per share for fiscal year 2004 and $9,839,000 or $0.50 per share for fiscal 2003.

The loss for the AuthentiDate Segment declined by approximately $175,000 for the quarter ended June 30, 2004 when compared to the same quarter last year, while DocStar and DJS saw an increase in segment profits for the same period of more than $123,000 and approximately $96,000, respectively.

Much of the loss for fiscal 2004 was due to $6.2 million in interest expense, $5.3 million more than the Company reported the previous year. The increase was primarily due to the write-off of unamortized debt discount and unamortized deferred financing costs of $5.9 million due to the conversion of an aggregate principal amount of $8,895,300 of convertible debentures to common stock. The Company recorded non-cash interest expense of approximately $5.9 million during the year ended June 30, 2004 relative to the amortization of debt discount on the convertible debentures.

The Company’s cash position at the end of the year remained strong, reporting more than $74 million in cash on hand.

As an update on the Company’s service with the United States Postal Service’s Electronic Postmark® (USPS EPM®), the Company stated that it was encouraged with the recent news that the state of South Carolina has given an electronic document with an EPM the same legal standing as certified or registered mail for specific legal communications, such as service of process. The Company said that it expected the South Carolina law to have applications in the area of court summons process, charitable services auditing and communications and legal communications.

In addition, the Company stated that it has hired four new sales representatives each with a background in software and specific sales experience in the area of state and local government, legal and financial services. With these sales people now in place, AuthentiDate said it has begun a marketing campaign to build market awareness of the EPM technology.

The Company and the Postal Service established certain performance metrics when the agreement was first signed. The original revenue metric has not been attained and with the benefit of two years of experience with the EPM business, the parties have been discussing new performance metrics. The Postal Service has notified the Company of its failure to comply with the revenue metrics, which commences a six month period to achieve compliance with the metrics. While there is no guarantee that the Company will be successful in completing the negotiations, the Company believes that it has reached an agreement in principal and anticipates that an agreement amending the original metrics will be completed shortly. The Company also stated that it has received notification from USPS that the Company’s data center for the second time has been re-certified to process Electronic Postmark transactions for another year.

“While it can’t be seen in these numbers, we are starting to experience traction in several segments of our business,” stated John Botti, AuthentiDate’s Chairman and CEO. “The TracMed division is beginning to produce solid results and various other verticals such as real estate and financials services are being identified. We are working very aggressively to expand into those areas and believe they represent exciting opportunities for the Company as well.”

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The following tables are condensed Statements of Operations and Balance Sheet for AuthentiDate Holding Corp. A more detailed explanation is detailed in the Company’s SEC filings.

AuthentiDate Holding Corp. and Subsidiaries
Consolidated Statements of Operations

	For Three Months Ended June 30,		For Twelve Months Ended June 30,

	2004	2003	2004	2003

Net sales	$5,151,382	$5,795,450	$19,242,071	$25,286,471

Cost of goods sold	2,869,464	4,205,304	12,412,583	19,169,836

Gross profit	2,281,918	1,590,146	6,829,488	6,116,635
Operating Expenses	4,923,566	4,215,753	16,409,783	15,135,678
Impairment of DJS Goodwill	1,178,765	–	1,178,765	–

Operating loss	(3,820,413)	(2,625,607)	(10,759,060)	(9,019,043)

Other income (expense)
Interest expense	(7,687)	(284,122)	(6,231,981)	(871,856)
Interest and other income	247,959	29,660	1,304,354	572,481
Equity in net loss of affiliated companies	—	—	—	(514,427)

Loss before income taxes	(3,580,141)	(2,880,069)	(15,686,687)	(9,832,845)

Income tax (expense)/benefit	1	(1,061)	17,494	(6,464)

Net loss	($3,580,140)	($2,881,130)	($15,669,193)	($9,839,309)

Weighted average number of shares	32,821,558	20,331,055	26,980,843	20,028,736

Net loss per common share	($0.11)	($0.14)	($0.59)	($0.50)

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AuthentiDate Holding Corp. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 30, 2004	June 30, 2003

Current Assets:
Cash and cash equivalents	$74,354,939	$3,460,446
Accounts receivable	3,039,044	3,644,500
Other current assets	599,515	262,349

Total current assets	77,993,498	7,367,295

Property and equipment, net	3,396,454	3,764,846
Goodwill	11,616,736	12,795,501
Other assets	1,230,188	1,118,198

Total Assets	$94,236,876	$25,045,840

Current Liabilities:
Accounts payable and other	$3,554,179	$4,705,524
Deferred revenue	1,881,277	738,166

Total current liabilities	5,435,456	5,443,690

Convertible debentures	3,316,815
Long-term debt, net of current portion	48,000	1,331,129
Deferred grant	1,000,000
Obligations under capital leases, net of current portion	35,421	85,556

Total liabilities	5,518,877	11,177,190

Total shareholders’ equity	88,717,999	13,868,650

Total liabilities and shareholders’ equity	$94,236,876	$25,045,840

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About AuthentiDate Holding Corp.
AuthentiDate Holding Corp. (AHC) is the holding company of five business units; DocStar, AuthentiDate International AG, AuthentiDate, Inc., DJS Marketing Group/Computer Professionals International and Trac Medical Solutions, Inc. DocStar sells proprietary document imaging software that includes the AuthentiDate technology. AuthentiDate and AuthentiDate AG provide the authentication of digital data through its proprietary and patent pending technology. AuthentiDate intends to establish itself as the authority on “content security” as it is a growing sector of the electronic network security infrastructure market. DJS delivers professional services centered around technology systems integration projects, staff augmentation, out-tasking, outsourcing services and resells computer related products. Trac Medical offers an electronic form processing solution and utilizes the AuthentiDate technology to prove the authenticity of the content represented in completed healthcare forms.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of The Company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

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